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Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Telephone  215.564.8000

July 6, 2017

Board of Trustees of Franklin Value Investors Trust,

  on behalf of Franklin MidCap Value Fund

  and Franklin Small Cap Value Fund

One Franklin Parkway

San Mateo, California 94403-1906

Subject:      Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to Franklin Value Investors Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Franklin Small Cap Value Fund (the “Small Cap Value Fund”), a series of the Trust, in connection with the acquisition of substantially all of the assets of the Franklin MidCap Value Fund (the “MidCap Value Fund”), another series of the Trust, by and in exchange solely for full and fractional Class A, Class C, Class R and Advisor Class shares of beneficial interest, without par value (the “Shares”), of the Small Cap Value Fund (the “Transaction”).

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), each as amended and restated to date, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization for the Transaction (the “Plan”), which was approved by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.         The Shares of the Small Cap Value Fund will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

2.         The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

Board of Trustees of Franklin Value Investors Trust,

  on behalf of Franklin MidCap Value Fund

  and Franklin Small Cap Value Fund

July 6, 2017

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:    /s/ Kristin H. Ives

         Kristin H. Ives, Esq.,

         a Partner

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